Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 8, 2013, relating to the consolidated financial statements of Island One, Inc. which are contained in such Registration Statement.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Cross, Fernandez & Riley, LLP

Cross, Fernandez, & Riley, LLP

Orlando, Florida

July 8, 2013